Exhibit 5.1

January 14, 2011

NovaDel Pharma Inc.
1200 Route 22 East, Suite 200
Bridgewater, NJ 08807

Re:	Amendment No. 2 to Registration Statement on Form S-1

Ladies and Gentlemen,

We have acted as counsel to NovaDel Pharma, Inc., a Delaware corporation (the “Company”), in connection with the filing of Amendment No. 2 to the Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the registration by the Company of an aggregate of up to $10,000,000 of units, consisting of 50,000,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) and warrants (the “Warrants”) to purchase 20,000,000 shares of Common Stock (the “Warrant Shares”, together with the Shares and the Warrants, the “Securities”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation, as amended, and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed, without independent investigation or verification, that the issuance, sale, number or amount, as the case may be, and terms of the Shares and Warrants that may be offered from time to time (i) will be duly authorized and established, in accordance with the Restated Certificate of Incorporation, as amended, the Bylaws and applicable Delaware law (each, a “Corporate Action”), and (ii) will not conflict with or constitute a breach of the terms of any agreement or instrument to which the Company is subject.

Based upon the foregoing, when (a) the Board has taken all necessary Corporate Action to authorize the issuance and the terms of the offering of the Shares, the Warrants and the Warrant Shares, and related matters, and (b) certificates representing the Securities have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board in accordance with the terms of the Corporate Action and as contemplated by the Registration Statement and the Prospectus upon payment of the consideration therefor provided for therein (which shall provide for payment of consideration that shall be at least equal to the aggregate par value of such shares of the Common Stock), such Shares and Warrants will be validly issued, fully paid and nonassessable and, upon the valid exercise of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan Lewis & Bockius LLP